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                                                 Contact: Lawrence X. Taylor III
                                                                  (712) 328-7801

               STUART ENTERTAINMENT FILES REORGANIZATION PETITION

         WILMINGTON, Delaware August 13, 1999 -- Stuart Entertainment, Inc. d/b/a Bingo King (OTC Bulletin Board: STUA) ("Stuart") filed a petition for relief under Chapter 11 of the Bankruptcy Code (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Delaware in order to effect the Restructuring Agreement (the "Agreement"), dated May 21, 1999, between the holders (the "Noteholders") of its $100 million 12 1/2% Senior Subordinated Notes due 2004 (the "Notes") and Stuart. As previously announced, Stuart did not make the May 15 interest payment with respect to the Notes. However, pursuant to the Agreement, the Noteholders have agreed to refrain from taking any action to enforce the Notes or the obligations of Stuart.

         Under the Agreement, upon effectiveness (the "Effective Date") of the Joint Plan of Reorganization (the "Plan"), the holders of the Notes will receive, pro-rata, 100% of the common stock to be authorized under Stuart's amended and restated Certificate of Incorporation to be filed with the Delaware Secretary of State after the Bankruptcy Court approves the Plan ("New Common Stock"), subject to dilution of approximately 10% on a fully-diluted basis by shares reserved for issuance under options to be issued to Stuart's executive management. The existing equity holders of Stuart will have their shares cancelled and will receive a pro-rata portion of $150,000 in cash.

         Joseph M. Valandra, Chairman and Chief Executive Officer of the company, said: "The filing of the Plan of Reorganization today is a crucial next step in the revitalization of the company. We are confident that with the support of a majority of our Noteholders, we can emerge quickly from Chapter 11. As reorganized, the company will be a stronger company that will continue to compete vigorously in all of our markets. This process will protect the continuing interests of our customers, suppliers and employees in the viability of the company's business."

         Under the Plan, all persons who hold, together with all affiliates of such persons, $500,000 or less in principal amount of Notes will receive a cash payment equal to 25% of such Noteholder's allowed claim in lieu of New Common Stock, unless such Noteholder elects to receive New Common Stock. Stuart will fund up to $3 million of such cash payments ("Company Funding"), with the remainder of the funding to be supplied by Contrarian Capital Management, LLC ("Contrarian") pursuant to a Standby Funding Commitment. Under such commitment, Contrarian will receive, in exchange for any such funding provided, an allowed claim as a Noteholder, thereby entitling Contrarian to an additional pro rata distribution of New Common Stock under the Plan.


Stuart press release August 16, 1999                                          1
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         The Agreement also provides for certain key executive officers of
Stuart to receive vested options to purchase 4% of the outstanding New Common Stock, and performance based incentive options to purchase 6% of the outstanding New Common Stock as of the Effective Date of the Plan on a fully diluted basis. These percentages are subject to increase based on the amount of Company Funding, and the accretive effect of such funding, in accordance with a formula set forth in the Plan.

         Additionally, under the Agreement, the Noteholders have agreed to support the payment of all trade claims in the ordinary course of Stuart's business. As a result, Stuart's trade creditors will not be impaired or negatively impacted by the contemplated restructuring.

         Mr. Valandra went on the say: "We are pleased that the Noteholders have agreed with the company to support the full payment of our trade creditors. This allows the company to continue our business on a normal basis and displays confidence in the ongoing operational and financial performance of the company."

         The Plan is subject to numerous conditions, and no assurance can be given that the consensual restructuring provided for in the Agreement and the Plan or any other consensual restructuring will be finalized or that any restructuring which is completed will not be on terms materially different from those contained in the Agreement and the Plan.

         Stuart is a worldwide leader in the manufacture of bingo paper, pulltabs and related electronic gaming equipment and supplies, with locations in the United States, Canada and Mexico. Its subsidiaries include Bazaar & Novelty, Canada's largest supplier of bingo paper and related supplies, and Video King, a major supplier of fixed base electronic gaming systems.

         Information provided herein by Stuart may contain "forward-looking" information, as that term is defined by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These cautionary statements are being made pursuant to the provisions of the PSLRA and with the intention of obtaining the benefits of the "safe harbor" provisions of the PSLRA. Stuart cautions investors that any forward-looking statements made by Stuart are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to risks or uncertainties detailed in Stuart's filing with the Securities and Exchange Commission. Stuart undertakes no obligation to publicly update or revise any forward-looking statements.


Stuart press release August 16, 1999                                          2